SECOND AMENDMENT TO CREDIT AGREEMENT

     This Amendment (the "Amendment") dated as of November 22, 1999, is between Bank of America, N.A. (the "Bank"), formerly known as Bank of America National Trust and Savings Association, and U.S. Home & Garden Inc. (the "Borrower").

                                    RECITALS

     A. The Bank and the Borrower entered into a certain Credit Agreement dated as of October 13, 1998 (including previous amendments, the "Credit Agreement").

     B. On or about June 11, 1999 (the "Acquisition Date"), the Borrower acquired a new subsidiary, E-Garden, Inc., a North Carolina Company, which the Borrower now wishes to reincorporate in the State of Delaware through a merger with a recently formed Delaware shell corporation (such subsidiary, either before or after such merger, is referred to herein as "E-Garden"). The Borrower desires to sell to investors in a private transaction shares of the common stock and warrants to purchase shares of the common stock of E-Garden, and otherwise issue shares of common stock or options to purchase shares of common stock of E-Garden in private transactions to officers, directors, employees and consultants to E-Garden, who may also be officers and directors of Borrower. At the conclusion of the foregoing transactions ("Transactions") the Borrower will continue to own at least 51% of the shares of E-Garden. The Transactions are prohibited by paragraph 7.2 of the Credit Agreement.

     C. The Bank and the Borrower desire to amend the Credit Agreement.

                                    AGREEMENT

     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2. Waiver. The Bank hereby waives compliance by the Borrower with Section
7.2 (Deposition of Assets) of the Credit Agreement for the sole and express purpose of permitting the Borrower to enter into the Transactions. Additionally, retroactively to the Acquisition Date, the Bank waives the requirement of a guaranty from E-Garden as required under Section 6.13 of the Credit Agreement, and waives the requirement for a security interest in the assets of E-Garden as required under Sections 6.13 and 7.4(d)(vii) of the Credit Agreement. The parties acknowledge, however, that the Credit Agreement continues to require a security interest in the Borrower's remaining stock in E-Garden. The Bank waives the Borrower's earlier non-compliance with the pledge requirement. The Borrower shall deliver to the Bank the stock of E-Garden owned by the Borrower immediately following consummation of the Transactions.

     3. Amendments. The Credit Agreement is hereby amended as follows:


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          3.1 Section 5.13 and sections 6.3 through 7.17 of the Credit Agreement are amended to provide that E-Garden shall not be considered a Subsidiary for the purposes of those sections.

          3.2 Section 7.18 is amended to provide that each of the covenants therein shall be calculated using the consolidated financial information to the Borrower and all of its Wholly-Owned Subsidiaries, by excluding E-Garden.

     4. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that:

          4.1 No Default or Event of Default has occurred or is continuing under the Credit Agreement except those Defaults or Events of Default, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank.

          4.2 The representations and warranties in the Credit Agreement are true as of the date of this Amendment as if made on the date of this Amendment except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date.

          4.3 The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5. Miscellaneous.

          5.1 Except as herein expressly amended, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect and all references therein and in the other Loan Documents to the Agreement shall henceforth refer to the Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Agreement. This Amendment is a Loan Document. The waivers do not apply to any other breach that may now exist or may occur after the date of this Amendment with respect to the Transactions or any term, condition, or covenant of the Credit Agreement.

          5.2 This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the Agreement and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.


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          5.3 This Amendment shall be governed by and construed in accordance with the law of the State of California.

          5.4 This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by, facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Bank of a facsimile transmitted document purportedly bearing the signature of the Borrower shall bind the Borrower with the same force and affect as the delivery of a hard copy original. Any failure by the Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document.

     This Amendment is executed as of the date stated at the beginning of this Amendment.



                                            Bank of America, N.A.


                                            By:  Michele Mojabi

                                            Title: Vice President


                                            U.S. Home & Garden Inc.

                                            By:   Lynda Gustafson

                                            Title: V.P. Finance



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